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                              ACCOUNTANTS' CONSENT

The Boards of Directors
Yes Check Services, Inc.
  and Select Check, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-3 of National Data Corporation of our report dated March 18, 1994, with respect to the combined balance sheets of Yes Check Services, Inc. and Select Check, Inc. as of December 31, 1993, and the related combined statements of operations and cash flows for the period from February 1, 1993, date of inception, through December 31, 1993, which report appears in the Form 8-K of National Data Corporation dated November 17, 1994.

Our report dated March 18, 1994, contains an explanatory paragraph that states that the 1993 loss from operations and the net capital deficiency raise substantial doubt about the combined entities' ability to continue as going concerns. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
May 15, 1995